EX-99-1.8(xvi)

                    AMENDMENT TO FUND PARTICIPATION AGREEMENT


       This Amendment is made as of October 12, 1998, by and among JANUS ASPEN SERIES (the "Fund"), AETNA LIFE INSURANCE AND ANNUITY COMPANY (the "Company") and JANUS CAPITAL CORPORATION (the "Adviser").

                                   BACKGROUND

       A. The Fund, the Company and the Adviser are parties to a Fund Participation Agreement dated December 8, 1997 (the "Agreement").

       B. The parties wish to amend the Agreement as follows:

                                    AMENDMENT

       For good and valuable consideration, the receipt of which is acknowledged, the parties agree:

       1.     That the first paragraph of 1.  (a) Establishment of Accounts;
                                                  --------------------------
Availability of Fund. shall be deleted in its entirety and replaced with the
--------------------
following:

                    The Company represents that it has established Variable
              Annuity Accounts B, C and D and Variable Life Account B and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut Insurance law, and
              (1) has been registered or, will be registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (the "1940 Act") or, alternatively
              (2) has not been registered in proper reliance upon the exclusion from registration under Section 3(c)(11) of the 1940 Act, to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner (hereinafter "Participant" or "Contract Owner"), as available under a particular Contract.

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     2. The Agreement, as modified by this Amendment, is ratified and confirmed.


AETNA LIFE INSURANCE AND                      JANUS ASPEN SERIES
ANNUITY COMPANY


By:    /s/ Laurie M. LeBlanc                  By: /s/ Bonnie Howe
          ------------------------                --------------------
Name:      Laurie M. LeBlanc                          Bonnie M. Howe
Title:     Vice President                             Assistant Vice President


                                              JANUS CAPITAL CORPORATION


                                              By: /s/ Bonnie Howe
                                                  --------------------
                                                      Bonnie M. Howe
                                                      Assistant Vice President